Exhibit 99.1

Contacts:	George E. McHenry	(512) 777-3800
	Thomas C. Hofmeister	(512) 777-3800

News Release

HANGER, INC. ANNOUNCES 2012 YEAR TO DATE ACQUISITIONS TOTALING

$35.6 MILLION OF ANNUAL NET REVENUE

AUSTIN, TEXAS October 29, 2012.  Hanger, Inc. (NYSE: HGR)completed the acquisition of the sixteen patient care companies comprised of clinics in fifteen states with annualized revenue of $35.6 million in 2012 year to date. The acquisitions were: OrPro, Inc.; Orthotic & Prosthetic Technologies, Inc.; Innovative Prosthetic Care, Inc.; MS Artificial Limb & Brace, LLC; Innovative Prosthetic Care Tupelo, LLC; Orthopedic Associates of Grand Rapids, P.C.; Genesis Medical Group, LLC; Gadsden Limb & Brace, Inc.; Coosa Valley Limb & Brace, LLC; Northeast Alabama Prosthetics & Orthotics, LLC; AKBK, Inc. dba Crockett Prosthetics and Orthotics; Missoula Orthotics & Prosthetics Laboratories, Inc.; Karsten Prosthetic Laboratories, Inc.; Alpine Prosthetics & Orthotics, LLC; Parr Prosthetics & Orthotics, LLC and Nordlie Enterprises Inc. dba Premier Medical.

President and CEO Vinit K. Asar stated, “We are pleased to welcome these great companies and their over 150 dedicated clinicians and staff to the Hanger team. We have exceeded our goal to acquire sales of approximately $20 million in 2012. In fact, 2012 is our best year in over 10 years in terms of the number of O&P acquisitions and sales acquired. Our pipeline of transactions remains healthy and it is still possible for one or more additional acquisitions to close before year end.”

About Hanger — Hanger, Inc., headquartered in Austin, Texas, is the world’s premier provider of services and products that enhance human physical capability.  Built on the legacy of James Edward Hanger, the first amputee of the American Civil War, Hanger is steeped in 150 years of clinical excellence and innovation.  Hanger provides orthotic and prosthetic patient care services, distributes O&P devices and components, and provides therapeutic solutions to the broader post-acute market.  Hanger is the largest owner and operator of orthotic and prosthetic patient care centers with in excess of 730 O&P patient care clinics located in 45 states and the District of Columbia.  Hanger, through its subsidiary Southern Prosthetic Supply, Inc., is also the largest distributor of branded and private label O&P devices and components in the United States.  Hanger provides therapeutic solutions through its subsidiaries Innovative Neurotronics and Accelerated Care Plus.  Innovative Neurotronics introduces emerging neuromuscular technologies developed through independent research in a collaborative effort with industry suppliers worldwide.  Accelerated Care Plus is a developer of specialized rehabilitation technologies and the nation’s leading provider of evidence-based clinical programs for post-acute rehabilitation serving more than 4,000 long-term care facilities and other sub-acute rehabilitation providers throughout the U.S.  For more information on Hanger, visit www.hanger.com and follow us at www.Facebook.com/HangerNews, www.Twitter.com/HangerNews, and www.YouTube.com/HangerNews.